Exhibit 5.1

March 5, 2019

Discovery Communications, LLC

One Discovery Place

Silver Spring, Maryland 20910

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special New York counsel to Discovery Communications, LLC, a Delaware limited liability company (the “Issuer”), Discovery, Inc., a Delaware corporation (the “Parent Guarantor”) and Scripps Networks Interactive, Inc., an Ohio corporation (the “Subsidiary Guarantor,” and together with the Parent Guarantor, the “Guarantors”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-4 filed with the Commission on March 5, 2019 (the “Registration Statement”) relating to the proposed offering by the Issuer of (i) $393,487,000 aggregate principal amount of its 2.750% Senior Notes due 2019 (the “New 2019 Senior Notes”), which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount of the Issuer’s outstanding 2.750% Senior Notes due 2019 (the “Old 2019 Senior Notes”), (ii) $542,304,000 aggregate principal amount of its 2.800% Senior Notes due 2020 (the “New 2020 Senior Notes”), which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount of the Issuer’s outstanding 2.800% Senior Notes due 2020 (the “Old 2020 Senior Notes”), (iii) $345,894,000 aggregate principal amount of its 3.500% Senior Notes due 2022 (the “New 2022 Senior Notes”), which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount of the Issuer’s outstanding 3.500% Senior Notes due 2022 (the “Old 2022 Senior Notes”), (iv) $486,215,000 aggregate principal amount of its 3.900% Senior Notes due 2024 (the “New 2024 Senior Notes”), which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount of the Issuer’s outstanding 3.900% Senior Notes due 2024 (the “Old 2024 Senior Notes”) (v) $488,512,000 aggregate principal amount of its 3.950% Senior Notes due 2025 (the “New 2025 Senior Notes” and, together with the New 2019 Senior Notes, the New 2020 Senior Notes, the New 2022 Senior Notes and the New 2024 Senior Notes, the “New Notes”), which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount of the Issuer’s outstanding 3.950% Senior Notes due 2025 (the “Old 2025 Senior Notes” and,

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together with the Old 2019 Senior Notes, the Old 2020 Senior Notes, the Old 2022 Senior Notes and the Old 2024 Senior Notes, the “Old Notes”). The New Notes are to be issued pursuant to the Fifteenth Supplemental Indenture, dated as of April 3, 2018, (the “Supplemental Indenture”) among the Issuer, the Guarantors and U.S. Bank National Association, as trustee (the Trustee”) to the Indenture, dated as of August 19, 2009, as amended and supplemented as of the date hereof (the “Base Indenture” and, together with the Supplemental Indenture, the “Indenture”), among the Company, the Parent Guarantor and the Trustee. The obligations of the Issuer pursuant to the New Notes are each to be guaranteed by the Guarantors pursuant to and as set forth in the Indenture (such guarantees, collectively, the “Guarantees”).

In rendering the opinions expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Issuer and the Guarantors, and such other instruments and certificates of public officials, officers and representatives of the Issuer and the Guarantors and other persons as we have deemed necessary or appropriate for the purposes of such opinions, (b) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Issuer and the Guarantors and other persons delivered to us and (c) made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we have examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the valid existence and good standing of the Subsidiary Guarantor under the laws of the state of Ohio (vi) the power and authority of the Trustee and the Subsidiary Guarantor to enter into and perform their respective obligations under the Indenture, (vii) the due authorization, execution and delivery of the Indenture by the Trustee and the Subsidiary Guarantor, except to the extent that such due execution and delivery thereof by the Subsidiary Guarantor is governed by the laws of the State of New York, (viii) the enforceability of the Indenture against the Trustee and (ix) the due authentication of the New Notes on behalf of the Trustee in the manner provided in the Indenture.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that, upon the execution and issuance of the New Notes by the Issuer and authentication of the New Notes on behalf of the Trustee in accordance with the Indenture and delivery of the New Notes against exchange therefor of the Old Notes, pursuant to the exchange offer described in the Registration Statement, (1) the New Notes will constitute valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms and (2) the Guarantees will constitute valid and binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

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Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality.

The opinions expressed herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware, each as currently in effect (and without regard to relevant case law, judicial rulings or common law), and we do not express any opinion herein concerning any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Validity of the Notes” in the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP